United Parcel Service, Inc.
UPS Notes
With Maturities of 9 Months or More from Date of Issue

Filed Under Rule 433, Registration Statement No. 333-108272	Offering Dates: January 29, 2007 through February 5, 2007
Pricing Supplement No. 34	Trade Date: 2/5/2007 @ 12:00 PM ET
The date of this Pricing Supplement is January 29, 2007	Settle Date: 2/8/2007
(To: Prospectus Dated September 8, 2003, as supplemented by Prospectus Supplement Dated November 17, 2006)	Minimum Denomination/Increments: $1,000.00/$1,000.00

Interest
CUSIP					Payment		Subject to Redemption
or	Interest	Maturity	Price to	Discounts &	Frequency	Survivor’s
Common Code	Rate(1)	Date	Public(2)	Commissions(2)	(begin date)	Option	Yes/No	Date and terms of redemption (including the redemption price)
91131UHU1	*Step	2/15/2022	100%	1.000%	Monthly (03/15/07)	Yes	Yes	Callable at 100% on 2/15/2008 and semi-annually thereafter with 30 days notice.
*The interest rate will change on February 15th of each applicable year according to the following schedule (provided the issue is not called); 5.25%, 6.00%, 7.00% each for 5 years
(1) The interest rates on the UPS Notes may be changed by United Parcel Service, Inc. from time to time, but any such change will not affect the interest rate on any UPS Notes offered prior to the effective date of the change.
(2) Expressed as a percentage of aggregate principal amount.
United Parcel Service, Inc. (“UPS”) has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents UPS has filed with the SEC for more complete information about UPS and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, UPS, LaSalle Financial Services, Inc. or any selling agent participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.
Agents: LaSalle Financial Services, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Samuel A. Ramirez & Co., Inc., Muriel Siebert & Co., Inc., UBS Securities LLC and Wachovia Securities LLC.